Exhibit 16.1

LETTER FROM GAVEGLIO, APARICIO Y ASOCIADOS S.C.R.L. TO THE SEC
CHANGE IN CERTIFYING ACCOUNTANT

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Credicorp Ltd, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F as set out in the section entiled “Change in Registrant’s Certifying Accountant” of Credicorp Ltd dated April 24, 2024. We agree with the statements concerning our Firm contained therein.

Very truly yours,

April 24,2024

/S/ Gustavo Villafana

/S/ Gaveglio, Aparicio y Asociados S.C.R.L.